BROWN SHOE REPORTS SECOND QUARTER FINANCIAL RESULTS;
REVISES 2008 EPS GUIDANCE

ST. LOUIS, MISSOURI, August 27, 2008 – Brown Shoe Company, Inc. (NYSE:BWS) reported results for the second quarter of 2008 ended August 2.

Net sales in the second quarter decreased 1.3 percent to $569.2 million compared to $576.6 million in the year-ago quarter.  Net earnings in the second quarter decreased 77.4 percent to $2.2 million, or $0.05 per diluted share, which includes costs of $0.15 per diluted share, primarily related to the relocation of the Company’s Famous Footwear division headquarters from Madison, WI to St. Louis, MO.  This compares to net earnings of $9.8 million, or $0.22 per diluted share, in the year-ago quarter, which included $0.08 per diluted share of costs related to the Company’s Earnings Enhancement Plan.
Ron Fromm, Brown Shoe’s Chairman and CEO, stated, “During the second quarter, we continued to focus on advancing our long-term goals, while managing the business in an ongoing challenging retail environment.  While sales and earnings were impacted by reduced store traffic and increased promotional activity across our industry, our expenses and inventory were well controlled, as we emphasized cost discipline and our freshness and velocity strategies.  At the same time, we continued to invest in our brands, our stores, and infrastructure in support of our long-term growth.”
Fromm continued, “To this end, we announced plans to implement a new enterprise resource planning system to transform the information technology infrastructure for our integrated business model, we made significant progress on the transition of Famous Footwear to St. Louis, and we continued to improve our product design competencies across our brands.  We believe these initiatives along with the diversification and growth from new brand launches, such as Fergie and our partnership with Vera Wang to design and market her Lavender Label Collection, will enable Brown Shoe to become a stronger more resilient company in the future. Even so, we are taking a cautious approach to the back half of 2008 by appropriately reducing guidance and tightening our standards for capital management.  As a result, we now expect 90 new store openings for Famous Footwear for the year, versus our original plan of 130.  While we expect the retail environment to remain uncertain, we believe we are in a position of strength and expect to win market share while executing to our long-term strategic goals.”

Consolidated Results for Second Quarter of 2008:
•	Net sales were $569.2 million, a decrease of 1.3 percent compared to $576.6 million in the second quarter of 2007;
•
Gross margins in the second quarter of 2008 decreased 80 basis points to 39.3 percent of net sales from 40.1 percent of net sales in the second quarter of 2007.  This decrease was driven by increased promotions at the Company’s retail division as well as an increased sales mix of licensed brands versus owned brands, an increased mix of mid-tier sales, and higher allowances in its Wholesale division;

•
Selling and administrative expenses in the second quarter of 2008 increased as a percent of net sales by 140 basis points to 38.4 percent of net sales, or $218.3 million, versus 37.0 percent, or $213.1 million, in the same period last year. The year-over-year change was driven by costs related to the relocation of the Famous Footwear headquarters to St. Louis, operating 103 more Famous Footwear stores, and deleverage as a result of lower net sales, partially offset by lower incentive compensation costs;

•	Operating earnings as a percent of net sales decreased to 0.9 percent, or $4.9 million, in the second quarter of 2008 versus 3.1 percent of net sales, or $17.9 million in the second quarter of 2007;
•
The Company generated a net tax benefit in the second quarter primarily related to a higher relative mix of foreign earnings, which are subject to lower statutory rates, the continuing shift in the Company’s Far East operations to support its branded product business resulting in greater cost deductibility in higher-taxed jurisdictions, and tax credits for incentives related to the Company’s headquarters consolidation initiatives;

•
Net earnings were $2.2 million, or $0.05 per diluted share, versus net earnings of $9.8 million, or $0.22 per diluted share, in the prior year.  Second quarter of 2008 net earnings include charges of $6.2 million, or $0.15 per diluted share, primarily related to the relocation of the Company’s Famous Footwear division to St. Louis.  Second quarter of 2007 net earnings included charges of $3.6 million, or $0.08 per diluted share, related to the Company’s Earnings Enhancement Plan.

Segment Highlights for Second Quarter of 2008
Retail Division
Net sales at Famous Footwear increased 3.2 percent to $326.2 million, compared to $316.1 million for the second quarter of last year.  Same-store sales in the quarter decreased by 2.9 percent, versus a decrease of 0.3 percent, as reported on a comparable calendar basis, in the year-ago period.  Gross margins declined by 80 basis points in the quarter, as Famous Footwear increased promotional activity.  Operating earnings decreased to $11.3 million, or 3.5 percent of net sales, compared to $19.0 million, or 6.0 percent of net sales, in the year-ago period.  Famous Footwear opened 30 new stores and closed three during the quarter, resulting in 1,127 stores open at the end of the quarter compared to 1,024 during the year-ago period.

The Specialty Retail segment, which primarily consists of Naturalizer stores and the Shoes.com e-commerce business, reported net sales in the quarter of $63.0 million, a 1.5 percent increase from $62.0 million in the year-ago period.  Same-store sales declined 0.2 percent during the quarter.  Net sales at Shoes.com decreased by 3.2 percent versus the year-ago period.  The segment’s operating loss was $3.1 million compared to a loss of $1.8 million in the year earlier period.  During the quarter, the division opened six stores, including four stores in China, and closed two, resulting in 295 stores open at the end of the quarter, compared to 279 at the end of the year-ago period.

Wholesale Division
Wholesale net sales declined 9.3 percent in the quarter to $180.1 million, compared to $198.4 million in the year earlier period, as the Company’s retail partners tightly managed their inventory levels in the quarter.  The challenging consumer environment impacted sales, with the Naturalizer and LifeStride divisions performing below second quarter 2007 levels, and the Company continued to reallocate resources away from lower-margin private label business.  At the same time, the Franco Sarto, Etienne Aigner, Via Spiga and Original Dr. Scholl’s divisions performed well in the quarter.  The softness in retail sales led to higher allowances, which, along with a greater mix of sales from licensed brands versus owned brands and an increased mix of mid-tier sales, contributed to the 130 basis point decline in gross margins in the quarter.  Operating earnings, as a percent of net sales, decreased 10 basis points in the quarter to 6.4 percent, or $11.6 million, versus 6.5 percent, or $12.9 million, in the year-ago period, reflecting lower net sales and lower gross margin rate, partially offset by lower incentive compensation and strong expense control.

Balance Sheet
Inventory at quarter-end was $502.9 million, as compared to $474.5 million at the end of the second quarter of 2007.  The year-over-year increase was due primarily to the 103 net additional stores at Famous Footwear, while average inventory on a per store basis was down 0.7 percent.  The Company’s debt-to-capital ratio at the end of the second quarter was 21.1 percent, flat with the same time last year.

Earnings Enhancement Plan Update
On April 10, 2008, the Company announced, as part of its Earnings Enhancement Plan, the relocation of its Famous Footwear office from Madison, WI to St. Louis, MO, creating a more connected footwear company that will foster collaboration, increase speed-to-market and strengthen the Company’s connection with its consumers.  The transition began during the first quarter and will be substantially complete by the end of the third quarter of 2008.  The Company expects costs during 2008 of $0.09 per diluted share to implement the relocation, net of an expected nonrecurring gain on the sale of real estate.  Under various state economic development programs, the Company will collaborate with public partners to avail itself of eligible incentives totaling more than $37 million related to training, job creation, and the redevelopment of its St. Louis, MO property.  The Company, working with its development partners, intends to redevelop its 12-acre property over the next few years creating a multi-use office, retail, and residential place. The Company anticipates a potential monetization of existing real estate and an operating lease for its new offices on a portion of the existing property.

During the second quarter of 2008, the Company announced plans to implement an integrated information technology system provided by SAP AG and Parametric Technology Corporation (PTC), third-party vendors. The Company will utilize SAP’s industry specific solution, SAP Apparel and Footwear Solution for Consumer Products package, to help manage its supply chain. The Enterprise Resource Planning (ERP) information technology system will replace certain existing internally developed and other third-party applications and will support the Company’s growth strategy while streamlining and transforming day-to-day operations for our integrated business model. The Company anticipates the implementation will enhance its profitability and deliver increased shareholder value through improved management and execution of its business operations, financial systems, supply chain efficiency and planning and employee productivity. The phased implementation began during the second quarter of 2008 and is expected to continue through 2011.  The Company expects costs of approximately $0.04 per diluted share in 2008 related to the ERP implementation.

Full Year and Third Quarter 2008 Guidance
Management’s current guidance for the full year and third quarter is as follows:
•	Consolidated net sales: $2.38 to $2.40 billion for full year 2008 and $650 to $660 million for the third quarter 2008;
•	Famous Footwear same-store sales: negative 2.0 to negative 4.0 percent for the full year and negative 1.0 to negative 3.0 percent in the third quarter;
•
Store openings and closings: The Company now expects to open 90 new Famous Footwear stores, down from previous guidance of 100 to 110, and close approximately 30 stores for the full year.  The Company expects to open 25 to 30 new Specialty Retail stores, including 15 to 20 in China, and approximately three closings for the full year;

•	Wholesale net sales: flat to negative 2.0 percent for the full year and in the range of flat to negative 4.0 percent in the third quarter;
•	Income tax rate: 24.0 to 26.0 percent for both the full year and third quarter;
•	Average diluted shares: 42.0 million;
•
Earnings per share: in the range of $1.12 to $1.29 per diluted share for the full year, which includes costs of $0.09 per diluted share, net of an expected nonrecurring gain on real estate sales, related to the relocation of the Company’s Famous Footwear division to St. Louis and costs of $0.04 per diluted share related to its information technology transformation, offset by a net gain of $0.15 per diluted share for insurance recoveries, net of associated fees and costs, related to environmental remediation at the Company’s Denver, CO facility.  For the third quarter, earnings per share are estimated in the range of $0.31 to $0.41 per diluted share, which includes costs of $0.21 per diluted share related to the relocation of Famous Footwear to St. Louis and its information technology transformation;

•
Purchases of property and equipment: approximately $85.0 to $90.0 million for the full year, primarily relating to new stores and remodels, logistics network and other infrastructure, and capitalized software and information systems upgrades, including ERP and non-ERP related systems.

Conference Call

A conference call to discuss second quarter 2008 results will be held this morning at 9:00 a.m. EDT.  While participation in the question-and-answer session of the call will be limited to institutional analysts and investors, retail brokers and individual investors are invited to attend via a live web-cast to be hosted at www.brownshoe.com/investor or  www.earnings.com (at the website, type in the BWS ticker symbol to locate the broadcast).

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:
This press release contains certain forward-looking statements and expectations regarding the Company's future performance and the future performance of its brands. Such statements are subject to various risks and uncertainties that could cause actual results to differ materially. These include (i) the preliminary nature of estimates of the costs and benefits of strategic business transformation, which are subject to change as the Company makes decisions and refines these estimates over time; (ii) potential disruption to the Company’s business and operations as it implements the ERP application as well as the relocation of positions from its Madison, WI office to its St. Louis, MO headquarters; (iii) the timing and uncertainty of activities and costs related to redevelopment of the Company’s St. Louis, MO headquarters site as well as software implementation and business transformation; (iv) the Company’s ability to utilize its new information technology system to successfully execute its growth strategy; (v) intense competition within the footwear industry; (vi) rapidly changing consumer demands and fashion trends and purchasing patterns, which may be influenced by consumers' disposable income, which in turn can be influenced by general economic conditions; (vii) customer concentration and increased consolidation in the retail industry; (viii) political and economic conditions or other threats to continued and uninterrupted flow of inventory from China and Brazil, where the Company relies heavily on third-party manufacturing facilities for a significant amount of its inventory; (ix) the Company's ability to attract and retain licensors and protect its intellectual property; (x) the Company's ability to secure leases on favorable terms; (xi) the Company's ability to maintain relationships with current suppliers; (xii) the Company’s ability to successfully execute its international growth strategy; and (xiii) the uncertainties of pending litigation. The Company's reports to the Securities and Exchange Commission contain detailed information relating to such factors, including, without limitation, the information under the caption “Risk Factors” in Item 1A of the Company’s Annual Report on Form 10-K for the year ended February 2, 2008, which information is incorporated by reference herein and updated by the Company’s Quarterly Reports on Form 10-Q. The Company does not undertake any obligation or plan to update these forward-looking statements, even though its situation may change.

About Brown Shoe Company, Inc.
Brown Shoe is a $2.4 billion footwear company with global operations.  Brown Shoe’s Retail division operates Famous Footwear, the over 1,100-store chain that sells brand name shoes for the family, approximately 300 specialty retail stores in the U.S., Canada, and China under the Naturalizer, Brown Shoe Closet, FX LaSalle, and Franco Sarto names, and Shoes.com, the Company's e-commerce subsidiary. Brown Shoe, through its Wholesale divisions, owns and markets leading footwear brands including Naturalizer, LifeStride, Via Spiga, Nickels Soft, Connie and Buster Brown; it also markets licensed brands including Franco Sarto, Dr. Scholl's, Etienne Aigner,  Carlos by Carlos Santana, Hot Kiss, Fergie branded footwear, and Vera Wang Lavender Label Collection as well as Barbie, Disney and Nickelodeon character footwear for children. Brown Shoe press releases are available on the Company's website at http://www.brownshoe.com.

Contacts:

For investors:	For media:
Ken Golden	Dave Garino
Brown Shoe Company, Inc.	Fleishman-Hillard
kgolden@brownshoe.com	garinod@fleishman.com
314-854-4134	314-982-0551

SCHEDULE 1

BROWN SHOE COMPANY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Thousands)	August 2, 2008	August 4, 2007
ASSETS

Cash and cash equivalents	$64,420	$64,335
Receivables	108,911	110,440
Inventories	502,856	474,541
Prepaid expenses and other current assets	22,671	33,672
Total current assets	698,858	682,988

Other assets	103,769	105,938
Investment in nonconsolidated affiliate	6,274	–
Goodwill and intangible assets, net	213,732	216,481
Property and equipment, net	148,757	141,995
Total assets	$1,171,390	$1,147,402

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Borrowings under revolving credit agreement	$–	$–
Trade accounts payable	241,958	217,119
Accrued expenses	130,999	127,891
Income taxes	2,668	1,961
Total current liabilities	375,625	346,971

Long-term debt	150,000	150,000
Deferred rent	41,547	37,209
Other liabilities	43,177	53,251
Total other liabilities	234,724	240,460
Minority interests	1,714	(200)
Shareholders’ equity
Common stock	423	442
Additional paid-in capital	144,009	181,455
Accumulated other comprehensive income	14,536	16,134
Retained earnings	400,359	362,140
Total shareholders’ equity	559,327	560,171
Total liabilities and shareholders’ equity	$1,171,390	$1,147,402

SCHEDULE 2
BROWN SHOE COMPANY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
(Thousands, except per share data)	Thirteen Weeks Ended		Twenty-six Weeks Ended

	August 2, 2008	August 4, 2007	August 2, 2008	August 4, 2007

Net sales	$569,219	$576,571	$1,123,710	$1,142,919
Cost of goods sold	345,722	345,577	683,751	682,122

Gross profit	223,497	230,994	439,959	460,797
– % of Net Sales	39.3%	40.1%	39.2%	40.3%

Selling and administrative expenses	218,305	213,129	421,286	425,463
– % of Net Sales	38.4%	37.0%	37.6%	37.2%
Equity in net loss of nonconsolidated affiliate	253	–	367	–

Operating earnings	4,939	17,865	18,306	35,334

Interest expense, net	(3,253)	(2,835)	(6,818)	(6,193)

Earnings before income taxes and minority interests	1,686	15,030	11,488	29,141

Income tax (provision) benefit	369	(5,298)	(2,611)	(9,855)
Minority interests in net loss of consolidated subsidiaries	162	98	535	180

NET EARNINGS	$2,217	$9,830	$9,412	$19,466

Basic earnings per common share	$0.05	$0.23	$0.23	$0.45

Diluted earnings per common share	$0.05	$0.22	$0.23	$0.44

Basic number of shares	41,538	43,609	41,500	43,397

Diluted number of shares	41,788	44,508	41,743	44,611

SCHEDULE 3

BROWN SHOE COMPANY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

(Thousands)	Twenty-six Weeks Ended
	August 2, 2008	August 4, 2007

OPERATING ACTIVITIES:
Net earnings	$9,412	$19,466
Adjustments to reconcile net earnings to
net cash provided by operating activities:
Depreciation and amortization	28,060	25,435
Share-based compensation (income) expense	(360)	5,678
Loss on disposal or impairment of facilities and equipment	1,038	1,049
Deferred rent	132	(816)
Deferred income taxes	(227)	(996)
Provision for doubtful accounts	414	(18)
Foreign currency transaction losses (gains)	8	(124)
Undistributed loss of nonconsolidated affiliate	367	–
Minority interests	(535)	(180)
Changes in operating assets and liabilities:
Receivables	7,536	22,180
Inventories	(67,683)	(52,311)
Prepaid expenses and other current assets	1,941	(580)
Trade accounts payable	69,125	31,009
Accrued expenses	16,822	(18,844)
Income taxes	1,768	532
Other, net	(3,910)	(2,005)

Net cash provided by operating activities	63,908	29,475

INVESTING ACTIVITIES:
Purchases of property and equipment	(27,825)	(21,238)
Capitalized software	(10,000)	(3,638)
Acquisition cost	–	(2,750)
Investment in joint venture	–	(1,020)

Net cash used for investing activities	(37,825)	(28,646)

FINANCING ACTIVITIES:
Decrease in borrowings under revolving credit agreement	(15,000)	(1,000)
Proceeds from stock options exercised	244	8,898
Tax benefit related to share-based plans	87	5,802
Dividends paid	(5,927)	(6,245)

Net cash (used for) provided by financing activities	(20,596)	7,455

Effect of exchange rate changes on cash	(868)	2,390

Increase in cash and cash equivalents	4,619	10,674

Cash and cash equivalents at beginning of period	59,801	53,661

Cash and cash equivalents at end of period	$64,420	$64,335